Ex-99.2

FOR IMMEDIATE RELEASE	CONTACT:	Julie Hall On Behalf of Bertucci’s 617-536-3300

BERTUCCI’S CORPORATION ANNOUNCES PURCHASE OF
VINNY T’S OF BOSTON RESTAURANT CHAIN

BUCA Inc. to Sell Italian Restaurant Chain

NORTHBOROUGH, MA—September 25, 2006— Bertucci’s Corporation announced today it has acquired 11 Vinny T’s of Boston restaurants from BUCA, Inc. (NASDAQ: BUCA).  The Bertucci’s Brick Oven Ristorante and Vinny T’s of Boston brands will be managed separately, while leveraging Bertucci’s infrastructure and operating excellence.

“Bertucci’s and Vinny T’s of Boston are both proven restaurant concepts with strong customer loyalty and distinct offerings in the Italian dining segment,” said Stephen Clark, CEO and Vice Chairman of Bertucci’s Corporation.  “This acquisition is reflective of the business momentum the Bertucci’s brand has achieved the past two years and will allow Vinny T’s of Boston the opportunity to achieve similar growth.”

Bertucci’s is one of several holdings of New York-based private equity firm Jacobson Partners.  “We are excited about this acquisition and it’s potential for our shareholders,” added Benjamin R. Jacobson, Managing Partner of Jacobson Partners.  “We are confident that the Bertucci’s management team can add substantial value to the Vinny T’s brand.”

About Bertucci’s Brick Oven Ristorante

In 1981, Bertucci’s Brick Oven Ristorante started in Somerville, Mass. as a place for friends, family and neighbors to gather.  Today Bertucci’s operates 92 casual dining restaurants in eleven states and the District of Columbia.  Modeled on the original pizzerias and trattorias of Italy, Bertucci’s features a relaxing Tuscan atmosphere specializing in a wide assortment of regional authentic pasta, chicken, veal and seafood dishes, salads and premium brick oven pizza.

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About Vinny T’s of Boston

Vinny T’s of Boston is inspired by the neighborhood Italian family-style restaurants found in Boston’s North End, Manhattan’s Little Italy, and South Philadelphia circa 1945.  Vinny T’s, formerly known as Vinny Testa’s, opened in 1993 and was acquired by BUCA, Inc., in 2002.  There are currently eight Vinny T’s locations in the Greater Boston area, one location just outside of Philadelphia, one in Manchester, Connecticut and one in South Portland, Maine.

About Jacobson Partners

Jacobson Partners, based in New York, is focused on investments in non-core divisions of large corporations and other middle market companies where it can create value through the involvement of its operating partners.  With interests in companies in a broad range of industries, including restaurants and manufacturing, current investments include Bertucci’s, FPC Flexible Packaging Corporation, TUG and FormTech Industries.

Statements that are not historical facts contained in this release are forward-looking statements that involve risk and uncertainties, and actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to: product demand and market acceptance risks; the effect of economic conditions; the impact of competitive products and pricing; the results of financing efforts; the effect of the Company’s accounting policies and other risk detailed in the Company’s filings with the Securities and Exchange Commission.

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